EXHIBIT 99.1

Community Partners Bancorp Announces Director Appointment

MIDDLETOWN, N.J., Jan. 19, 2012 (GLOBE NEWSWIRE) -- William D. Moss, President and CEO of Community Partners Bancorp (the "Company") (Nasdaq:CPBC), has announced that Andrew A. Vitale, CPA has been elected a Director of the Company and Director of the Company's wholly-owned subsidiary, Two River Community Bank. Mr. Vitale is a certified public accountant and the partner-in-charge of WithumSmith+Brown's (WS+B) Red Bank office. Founded in 1974, WS+B is a full-service accounting and consulting firm with over 400 professional associates across six states.

"Andrew Vitale is an accomplished business professional who successfully established and expanded his firm's presence in the greater Monmouth County area," Mr. Moss stated. "We believe his experience and counsel will play a critical role in the continued growth of our Company," Mr. Moss concluded.

Andrew A. Vitale has over 30 years of professional and business consulting experience serving a variety of companies and industries. His expertise is focused on providing services such as succession planning, acquisitions and divestitures and assisting clients with financial arrangements through banks, investment brokers and financial institutions. He is a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants.

Mr. Vitale is also very active in community affairs, serving as chairman on the Finance Committee of the Brookdale Community College Foundation. He is on the Board of Directors of the American Conference on Diversity and is a former member of the Board of Trustees of CPC Behavioral Healthcare, where he also served as treasurer.

Mr. Vitale graduated cum laude from Rutgers, the State University of New Jersey, with a Bachelors Degree in Accounting.

About the Company

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey. Two River Community Bank currently operates 15 branches throughout Monmouth and Union Counties. More information about Two River Community Bank is available at www.tworiverbank.com. More information about Community Partners is available at www.communitypartnersbancorp.com.

CONTACT: William D. Moss, President & CEO
         Community Partners Bancorp
         732-706-9009 wmoss@tworiverbank.com

         A. Richard Abrahamian, Executive Vice President & CFO
         Community Partners Bancorp
         732-216-0167 rabrahamian@tworiverbank.com